Exhibit 99.1

Blue Sphere Corp. Announces a Share Repurchase Program

Charlotte, NC – June 17, 2015 – Blue Sphere Corp. (OTCBB: BLSP) (the "Company" or “Blue Sphere”), a clean energy company that develops, manages and owns waste-to-energy projects, announced today that its Board of Directors has approved its first share repurchase program. Under the program, the Company is authorized to repurchase up to $500,000 worth of its common stock, which as of the closing price of the Company’s common stock on June 12, 2015 would equate to approximately 16,666,666 shares. The Company’s shares of common stock may be purchased on the open market or through privately negotiated transactions from time-to-time and in accordance with applicable laws, rules and regulations. The Company is not obligated to make any purchases, including at any specific time or in any particular situation. The program may be limited or terminated at any time without prior notice.

"We are pleased to announce the commencement of the Company’s share repurchase program, which reflects our confidence in the short and long-term strength of Blue Sphere, as well as our continued commitment to optimizing shareholder returns," said Mr. Shlomi Palas, Chief Executive Officer of the Company. Mr. Palas added that "Blue Sphere has successfully funded and started construction of two large Waste-To-Energy facilities which are planned to deliver a total amount of $6 million to the Company in 2015, and recurring cash flows for the next 15 years. Considering the meaningful progress of the Company and its stronger balance sheet , we believe our shares are currently significantly undervalued."

About Blue Sphere Corporation

Blue Sphere Corporation is a company in the cleantech sector as a waste-to-energy project integrator. Blue Sphere develops waste-to-energy and other renewable energy projects. The Company aspires to become a key player in the global waste-to-energy and renewable energy markets. For further information, please visit the Company's website: www.bluespherecorporate.com.

Forward-Looking Statements

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995), which are subject to risks and uncertainties and may change at any time. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors including, without limitation, (i) uncertainties regarding general economic and market conditions, (ii) uncertainties regarding changes in the cleantech sector, (iii) uncertainties regarding implementation of the Company’s business strategy, and (iv) other risk factors as outlined in the Company’s periodic reports, as filed with the U.S. Securities and Exchange Commission. As such, there is no assurance that the initiatives described in this press release will be successfully implemented or meet expectations. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

Media Contacts:

Blue Sphere Corporation

Karl Schilling

321-250-1445

advocacybz@gmail.com

www.blspqb.com

Janet Vasquez

JV Public Relations NY

212-645-5498